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                                                                   Exhibit 08.02

October        , 2000

Total Sports, Inc.
133 Lafayetteville Street Mall
Sixth Floor
Raleigh, NC  27601

Ladies and Gentlemen:

We have acted as counsel to you in connection with the merger (the "Merger") of Total Sports, Inc. ("Total") with and into Quokka Sports, Inc. ("Quokka"). This opinion letter is being furnished to you pursuant to Sections 5.12 and 7.5(a) of the Agreement and Plan of Merger and Reorganization, dated as of July 20, 2000 (the "Merger Agreement"), by and among Total and Quokka. Unless otherwise specified herein, all capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

We have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Form S-4 Registration Statement filed by Quokka with the Securities and Exchange Commission on ________ __, ____ (the "Registration Statement") and such other documents and information as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the terms of the Merger Agreement. In addition, we have, with your consent, relied upon statements, representations and covenants contained in letters executed by officers of Quokka and Total, dated September 25, 2000 (the "Representation Letters").

In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions herein.

Based upon and subject to the foregoing, we are of the opinion, and hereby confirm our opinion set forth in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences" that